Rackable Systems Updates Fiscal 2008 Outlook

FREMONT, Calif., January 13, 2009 — Rackable Systems, Inc. (NASDAQ:RACK), a leading provider of servers and storage products for large-scale data centers, today provided an update to its guidance on the results of operations for fiscal year 2008.

“Rackable Systems was adversely impacted by the economic turmoil during the fourth quarter. However, we are acting quickly and decisively to match expenses to revenues, including having reduced our work force by 15% this month. We have also repurposed investment dollars to increase our commitment to engineering and new products. Our cost control and working capital actions resulted in strong inventory controls and cash management, despite a challenging quarter,” said Mark Barrenechea, president and CEO of Rackable Systems. “We continue to protect our strong balance sheet, manage our working capital, and be debt-free. For the long-term, we are innovating to win and our new products are being well received.”

Rackable Systems now expects to report the following fiscal 2008 financial results:

•	Annual revenue is projected to be in the range of $245 million to $250 million.

•	Annual non-GAAP gross margin is expected to be below Rackable’s prior projected range of 16% to 18%.

•	Non-GAAP EPS for the full fiscal year 2008 is expected to be below Rackable’s prior projected range of ($0.16) to ($0.08).

•	Cash, cash equivalents and investments (ending year balance) are expected to be in the range of $175 million to $185 million.

Barrenechea added, “As we enter 2009, we have a backlog and deferred product revenue total in excess of $20 million and the strongest product portfolio in the history of the company. Despite very challenging market conditions, we are optimistic about 2009 and our ability to enable relevant solutions for our customers.”

Business Highlights

•	Rackable shipped two ICE Cubes to a major customer during the fourth fiscal quarter of 2008 and anticipates recognizing revenue for them in the first fiscal quarter of 2009.

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To align expenses with revenue, Rackable reduced its workforce by 15% in January 2009, yielding an estimated annual operating savings of approximately $4 to $5 million. We do not expect the costs of the restructuring to be material.

•	We have received orders for recently introduced CloudRack™ solution from a leading internet company.

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Rackable introduced MobiRack™, an all-in-one solution that offers customers extreme mobility, configuration flexibility, modularity, ruggedness and the ability to deploy quickly. We have already delivered MobiRack to a customer in the Federal sector.

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We introduced the Rackable Equipment Leasing program, designed to allow companies to better manage their cash flow, operate with the latest technology, reduce overhead, reduce ownership tax and benefit from a flexible ownership agreement.

•	Rackable acquired over 15 new customers in diverse verticals, including a multi-national telecommunications supplier, a DOD agency, and an advanced scientific research organization.

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We launched the “Think Eco-Logical” initiative in partnership with Intel and other industry leaders to help IT executives address both the environmental side of IT sustainability and the economics of achieving environmental efficiencies while outfitting their data centers.

Financial Highlights

•	Entering 2009 backlog and deferred product revenue totals more than $20 million.

•	Rackable’s cash and working capital management continue to be a core strength during the economic downturn.

•	We expect inventory levels at the end of the fourth fiscal quarter of 2008 to be lower than at the end of the third fiscal quarter of 2008.

•	Rackable expects to incur a non-cash charge in Q4 for the impairment of substantially all of the remaining intangible assets on the company’s balance sheet.

•	We anticipate incurring a charge for excess and obsolete inventory in Q4 that is higher than what we incurred in the prior quarter.

Conference Call

Rackable Systems will report the financial results for the Company’s fourth quarter of fiscal 2008 on February 12, 2009, at 2:00 p.m. PT (5:00 p.m. ET). The public is invited to listen to a live web cast of the call on the Investor Relations section of the Company’s website at investors.rackable.com. A replay of the web cast will be available approximately two hours after the conclusion of the call and will remain available until the next earnings call.

About Rackable Systems

Rackable Systems, Inc. (NASDAQ:RACK) is a leading provider of Eco-Logical(TM) servers and storage products for large-scale data center deployments. The company’s products are designed to provide benefits in the areas of density, thermal efficiency, serviceability, power distribution, data center mobility and remote management. Founded in 1999 and based in Fremont, California, Rackable Systems is a founding member of The Green Grid and serves Internet, enterprise software, federal government, entertainment, financial services, oil and gas and high performance-computing customers worldwide.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements, including statements regarding Rackable Systems’ projected results of operations. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Actual results may differ materially from forward-looking statements due to a number of risks and uncertainties including: economic conditions impacting the purchasing decisions of Rackable Systems’ customers; Rackable Systems operates in a very competitive market, and increased competition has in the past, and may continue, to cause pricing pressure on Rackable Systems’ products, which would negatively affect Rackable Systems’ gross and operating margins, as well as other financial measures; a significant portion of the Company’s revenues come from a small number of customers, and so the delay in placing an order, or the failure of a significant customer to place additional orders, could have a significant negative effect on Rackable Systems’ financial performance; orders for Rackable Systems’ products can be received at the end of the quarter, and so a delay in placing an order in the fourth quarter could have a significant negative effect on Rackable Systems’ financial performance for the year; Rackable Systems is unable to control component pricing, such as DDR memory pricing as has happened in the past, and as a result component pricing can rise unexpectedly, negatively impacting Rackable Systems’ gross margins as well as other financial measures; Rackable Systems may be required to write-off additional significant amounts of excess and obsolete inventory; and new products by competitors may come on the market, which would decrease the demand for Rackable Systems’ products. Detailed information about these and other potential factors that could affect Rackable Systems’ business, financial condition and results of operations is included in Rackable Systems’ annual report on Form 10-K under the caption “Risk Factors,” in Part I, Item 1A of that report, filed with the Securities and Exchange Commission (“SEC”) on March 13, 2008, as updated by Rackable Systems’ subsequent filings with the SEC, all of which are available at the SEC’s Web site at www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this report. Rackable Systems undertakes no responsibility to update the information in this report.

Use of Non-GAAP Financial Measures

The non-GAAP financial measures discussed in the text of this press release and accompanying non-GAAP supplemental information are financial measures used by Rackable Systems’ management to evaluate the operating performance of the Company and to conduct its business operations. Non-GAAP gross profit and gross margin discussed or presented in this press release exclude stock-based compensation expense. Non-GAAP net loss and net loss per share discussed in this press release excludes stock-based compensation, impairment of long-lived assets, restructuring charges and, with respect to the acquisition of Terrascale, amortization of intangible assets, cash payment to former employee shareholders and the related tax effects of the applicable items. Management presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. Management believes that the excluded charges are not central to the Company’s core operating performance and uses the non-GAAP financial measures for planning purposes, including analysis of the Company’s core operating performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management excludes from its non-GAAP gross margin and non-GAAP net loss the items cited above, whether or not recurring, to facilitate its review of the comparability of the Company’s core operating performance on a period to period basis as well as to better understand the fundamental economics of a specific period’s operational and financial performance. Management uses this view of the Company’s operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates Rackable Systems’ financial performance. However, these non-GAAP financial measures have limitations as an analytical tool, as they exclude the financial impact of transactions necessary or advisable for the conduct of the Company’s business, such as the granting of equity compensation awards and the acquisition of Terrascale, and are not intended to be an alternative to financial measures prepared in accordance with GAAP. For example, the benefits of having acquired intangible assets may be reflected in the Company’s financial performance, but the amortization of those intangibles is not. Hence, to compensate for these limitations, management does not review these non-GAAP financial metrics in isolation from its GAAP results, nor should investors. Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company’s GAAP and non-GAAP financial results is provided at the end of this press release. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the Company’s SEC filings.

RACKABLE SYSTEMS, INC. AND SUBSIDIARIES

RACKABLE’S OCTOBER 13, 2008 RECONCILIATION

FROM NON-GAAP TO GAAP FINANCIAL PROJECTIONS

(in millions, except for percentages and per share amounts)

Rackable’s 10/13/08 Revenue and Gross Margin Projections

	FY 2008
	Low	High
Estimated revenues	$275.0	$300.0
Non-GAAP gross margin	16.0%	18.0%
Non-GAAP estimated gross profit	$44.0	$54.0
Less:
Estimated stock based compensation expense under cost of revenue	$(1.1)	$(1.1)

GAAP estimated gross profit	$42.9	$52.9

GAAP estimated gross margin	15.6%	17.6%
Percentage difference - Non-GAAP and GAAP gross margin	0.4%	0.4%

Rackable’s 10/13/08 EPS Projection

	FY 2008
	Low	High
Estimated GAAP loss per share	$(1.45)	$(1.26)
Estimated stock based compensation expense	$0.42	$0.42
Amortization of intangible assets - Terrascale acquisition	$0.08	$0.08
Impairment of long-lived assets	$0.59	$0.59
Restructuring charges	$0.02	$0.02
Quarterly payout related to Terrascale acquisition	$0.09	$0.09
Estimated tax impact of non-GAAP adjustments and to reconcile GAAP to non-GAAP tax rate	$0.09	$(0.02)

Estimated non-GAAP loss per share	$(0.16)	$(0.08)

Estimated number of diluted shares (in millions)	29.5	29.5

Contact Information:
James Wheat	Nicole Noutsios
Rackable Systems, Inc.	Rackable Systems, Inc.
Chief Financial Officer	510-933-8088
510-933-8300	investorrelations@rackable.com